Press release:

Subject:  DDL Electronics, Inc. Pro Forma Performance for the
Third Quarter Ended March 31, 1995


The Company released today third quarter operating performance information for its continuing operations on a pro forma basis. The financial statements exclude operating results from two of the Company's subsidiaries, Aeroscientific Corp. and A.J. Electronics, Inc. As previously announced, assets of both entities were sold earlier in the current fiscal year.


Third Quarter Proforma Operating Statement Highlights
(Unaudited)



DDL Electronics, Inc. and Subsidiaries
($ in thousands except per share amounts)

                                             Three
                                             Months Ended
                                             March 31

                                             1995       1994

Sales                                      $  6,079    $  5,637

Costs and Expenses
  Cost of goods sold                          4,899       5,120
  Administrative and Selling Expenses           906       1,631

Operating (loss)                                274      (1,114)

Nonoperating income (expense):
  Investment income                              27          32
  Interest expense                             (112)       (205)
  Other Income                                  -             1
  Gain on sale of assets                        -             -

Income (loss) before extraordinary item         189      (1,286)

Extraordinary item                              -           -

Net income (loss)                         $     189     $(1,286)

Primary earnings (loss) per share:
  Net income (loss) per share                    $0.01
($0.08)


Average primary shares (in thousands)        16,013      15,306


     Pro forma operating results are presented to reflect the sale of substantially all of the assets of the Company's two
United States subsidiaries, Aeroscientific Corp. and A.J.
Electronics, Inc., sold to Yamamoto Manufacturing (USA) Inc. and
Raven Industries, Inc., respectively.